EXHIBIT 99.1

Heritage Oaks Bank Purchasing Morro Bay Branch and Related Deposits of Coast National Bank

Heritage Oaks Bank Returns to Morro Bay in "Win-Win" Transaction

PASO ROBLES, Calif., Oct. 1, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bank, the wholly-owned bank subsidiary of Heritage Oaks Bancorp (Nasdaq:HEOP), today announced that it has entered into a definitive agreement to acquire the Morro Bay branch office of Coast National Bank and related deposits maintained at the branch.

The transaction will include the transfer to Heritage Oaks Bank of approximately $30 million of deposit accounts as of June 30, 2012, the purchase of the branch office at 898 Morro Bay Boulevard and other miscellaneous physical assets related to the branch. Heritage Oaks Bank will pay market value for the building and the physical assets, and a blended deposit premium of 2.2% for the deposits which includes approximately 35.5% non-interest bearing demand deposits. No loans will be transferred.

According to Simone Lagomarsino, President and CEO of Heritage Oaks Bancorp and Heritage Oaks Bank, the purchase of this branch from Coast National Bank should create a positive outcome for everyone involved. "When the purchase is completed, Heritage Oaks Bank will once again be able to serve the Morro Bay community with a full-service branch," she said. "This is great for both banks and for the Morro Bay community." Lagomarsino said that earlier this year, Heritage Oaks Bank reluctantly closed its former Morro Bay branch because its lease was about to expire, and the physical location and size of the branch were not optimal. The bank did not abandon its Morro Bay customers, continuing to serve them by consolidating their deposit accounts into the nearest branch in San Luis Obispo.

Lagomarsino said that when the opportunity to purchase Coast National Bank's Morro Bay branch arose this summer, Heritage Oaks Bank took immediate action.  "Our Morro Bay customers have been very loyal. More than 80% of their deposits remained with us since the branch consolidation earlier this year.  By purchasing Coast National Bank's Morro Bay branch and combining its deposits with our existing Morro Bay deposits, we can again have a financially robust, full-service presence in Morro Bay." Lagomarsino also said that the branch office's central location and the ability to own rather than lease the property were added benefits of the purchase to Heritage Oaks Bank.

Coast National Bank President and CEO Anita Robinson agreed that the branch sale creates a positive outcome for both banks. "We are competitors but we are also two banks fiercely committed to community banking," said Robinson. "The sale of this branch will help Coast National Bank move ahead with its own growth plans and will also keep a community bank in Morro Bay.  We are thrilled that our Morro Bay customers will continue to be served by a locally managed community bank."

The transaction is subject to various customary conditions to closing, most notably regulatory approval by the bank regulatory agencies with authority over each of the banks. The transaction is expected to close before the end of 2012.  If and when completed, the purchase will grow Heritage Oaks Bank to a total of 12 offices from Paso Robles to Ventura County.

For further information visit www.heritageoaksbank.com or call (805) 369-5200.

About Heritage Oaks Bank

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and Santa Barbara, two branch offices in Santa Maria, and a loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County, Santa Barbara County, and Ventura County.  The Business First division has one branch office in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Certain statements contained in this press release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act").  Statements concerning future performance, developments or events, management's expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements within the meaning of the Act and are subject to a number of risks and uncertainties.  Actual results may differ materially from expectations expressed in any forward-looking statements as a result of such risks and uncertainties.  Specific risks and uncertainties include, but are not limited to, the success of Heritage Oaks Bancorp (the "Company") and Heritage Oaks Bank (the "Bank") in fulfilling the requirements of the memoranda of understanding entered into by the Company and the Bank, respectively, with the Federal Reserve Bank of San Francisco, and the FDIC and California Department of Financial Institutions, respectively, completing the branch acquisition as described above, the ongoing recession in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions.  Additional information on these and other risks and uncertainties that could affect our business, operations and financial results are included in the Company's Securities and Exchange Commission filings.  If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Company's results could differ materially and adversely from those expressed in, implied or projected by such forward-looking statements.  The Company and the Bank assume no obligation to update such forward-looking statements and expressly disclaim any intent to do the same.

CONTACT: Simone Lagomarsino, President/CEO
         (805) 369-5260